AGREEMENT AND PLAN OF CORPORATE
SEPARATION AND REORGANIZATION (Exhibit A1)

      This Agreement and Plan of Corporate Separation and Reorganization ("Agreement") is made as of January 29, 2009 by and between Semotus, Inc., a California corporation (“Semotus”), Flint Telecom Group, Inc., a Nevada corporation (“Flint”), and the undersigned shareholder (the “Shareholder”).

STATEMENT OF PURPOSE

Flint Telecom, Inc. merged with Semotus Solutions, Inc. in October 2008 and continued to operate the historic businesses of each entity under the name Flint Telecom Group, Inc.  Flint Telecom, Inc. had operated since 2005 to provide telecom services to the global telecom and media industry (the “Flint Division”) while Semotus Solutions, Inc. had operated since 1993 to provide software for connecting people to critical business systems, information and processes (the “Solutions Division”).  For the business reasons described below, the parties have agreed that Flint will transfer the assets described herein constituting the Solutions Division to Semotus, a newly organized California corporation, in exchange for the original issue of one thousand five hundred  (1,500) shares of common stock of Semotus, which shall constitute all of the outstanding common stock of Semotus.  Flint intends to immediately thereafter transfer the one thousand five hundred (1,500) shares of common stock of Semotus to be acquired by Flint in the manner described above to the Shareholder, in exchange for the number of common Flint shares owned by Shareholder specified on Exhibit “B” (the “Flint Shares”) in a transaction qualifying as a tax-free reorganization under sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (“Code”).

PLAN OF REORGANIZATION

The parties hereby adopt this plan of reorganization which is intended to effect a tax-free reorganization under sections 361(a) and 368(a)(1)(D) of the Code.  Pursuant to the terms and provisions of the Agreement hereinafter set forth, the reorganization will consist of:

1.           The transfer by Flint of the part of its assets (subject to certain liabilities) which constitute the Solutions Division to Semotus in exchange solely for all the outstanding voting stock of Semotus; and

2.           The distribution (“Distribution”) by Flint of all of the Semotus stock to the Shareholder, in exchange for the Flint Shares.

AGREEMENT

The parties hereby agree as follows:

1.                Transfer of Solutions Division to Semotus.  Flint agrees to take or

Agreement and Plan of Corporate Separation and Reorganization

cause to be taken the following action at or prior to the Closing Date as defined herein:

(a)           Shareholder will cause Semotus to be organized as a California corporation, having articles of incorporation, bylaws and organizational minutes.  The corporate name of Semotus shall be Semotus, Inc.  The initial issued capitalization of Semotus shall consist solely of one thousand five hundred (1,500) shares of common stock.  The initial director of Semotus shall be Anthony LaPine.

(b)           Flint shall transfer all of the assets and properties, subject to all the liabilities, debts, obligations and contracts, of the Solutions Division to Semotus in exchange for one thousand five hundred (1,500) shares of its common stock.  The transfer and assignment of assets shall be by bulk or individual assignments in form and substance satisfactory to Flint.

(c)           More specifically, the assets transferred to Semotus shall include the real and personal property, accounts receivable, intangibles, prepaid expenses and deposits as are attributable to the Solutions Division, as shown on Exhibit “A.”

(d)           Semotus shall assume all the liabilities and obligations of Flint that are attributable to or properly allocable to the Solutions Division.

(e)           Semotus hereby assumes any and all liabilities of the Solutions Division including any unasserted, unknown, or contingent liabilities attributable or arising out of the operation of the Solutions Division.

(g)           On or before the Closing Date, Flint and Semotus shall ratify and approve this plan of reorganization by a resolution of their Boards of Directors and consents of their shareholders.

2.                Transfer of Semotus Stock to The Shareholder.  Flint and Shareholder agree to take the following action at or prior to the Closing Date as defined herein:

(a)           Following the transfer of the Solutions Division to Semotus in exchange for one thousand five hundred (1,500) shares of common stock of Semotus, Flint agrees to transfer the one thousand five hundred (1,500) shares of common stock of Semotus to the Shareholder in exchange for the Flint Shares.

(b)           Following the transfer of the Solutions Division to Semotus in exchange for one thousand five hundred (1,500) shares of common stock of Semotus, the Shareholder agrees to transfer the Flint Shares to Flint in exchange for Flint’s one thousand five hundred (1,500) shares of common stock of Semotus.

3.                Services Agreement.  Flint shall make available to Semotus the services of the employees of the Solutions Division pursuant to a cost allocation as may be agreed upon between the parties.

Agreement and Plan of Corporate Separation and Reorganization

4.           No Representations or Warranties as to Solutions Division.  Flint makes no representations or warranties as to its operations or the operations of the Solutions Division.  Flint further disclaims all warranties, express or implied, with respect to the assets transferred to Semotus and Semotus will receive all assets from Flint “AS IS”.

5.                Employee Benefits/ Options. In the event that any Flint employees (“Transferred Employees”) become employed by Semotus, Semotus shall provide similar benefits for such employees.

6.                Employees. Semotus will be solely responsible for performing under any existing contracts of employment between Transferred Employees and Flint and meeting all other obligations of Flint to such employees.  Semotus agrees to indemnify Flint for any claims, losses, expenses and liabilities, including attorneys’ fees, to Flint arising out of the rights and claims of Transferred Employees so assigned to Semotus.

7.                Creditor Consents.  Within thirty (30) days after the Closing Date, Semotus will obtain consents from creditors to the transfer of assets subject to deeds of trust, liens and security interests from Flint to Semotus.

8.                Indemnity and Hold Harmless. Semotus shall indemnify and hold Flint harmless from any and all claims, actions, losses, expenses, liabilities and obligations, including attorneys’ fees, assumed by Semotus or incurred by Semotus on or after the Closing Date. Flint shall indemnify and hold Semotus harmless from any and all claims, actions, losses, expenses, liabilities and obligations, including attorneys’ fees, retained by Flint or incurred by Flint on or after the Closing Date.

9.                Risk of Loss.  Until the Closing Date, Flint shall bear all risk of loss, injury, damage or destruction of the business and the assets of the Solutions Division.

10.                Buy-Sell Agreement.  After the execution of this Agreement, the Shareholder shall negotiate in good faith for the conclusion of a buy sell agreement.

11.                Stock Splits, etc.  If, from time to time during the term of this Agreement there is any stock dividend or liquidating dividend of cash and/or property, stock split or other change in the character or amount of any of the outstanding securities of Semotus, or there is any consolidation, merger or sale of all, or substantially all, of the assets of Semotus; then, in such event, any and all new, substituted or additional securities or other property to which Shareholder is entitled by reason of his ownership of Semotus shares shall be immediately subject to this Agreement and be included in the word “Semotus shares” for all purposes with the same force and effect as the Semotus shares presently subject to this Agreement.

12.           Legends.  All certificates representing any of the Semotus shares subject to the provisions of this Agreement shall have endorsed thereon legends substantially in the following form:

Agreement and Plan of Corporate Separation and Reorganization

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

Any legend that may be required by the California Commissioner of Corporations or by applicable blue sky laws of any state.

13.                Representations and Warranties of The Shareholder.  Shareholder represents and warrants as follows:

(a)           On the Closing Date, Semotus will be a corporation duly organized and existing and in good standing under the laws of the State of California, with no liabilities except as contemplated by this Agreement and the transactions related hereto.

(b)           On the Closing Date, the authorized capital of Semotus shall consist of one thousand five hundred (1,500) shares of common stock, of which one thousand five hundred (1,500) shares will be issued and outstanding.

14.                Further Representations and Warranties of The Shareholder. The undersigned Shareholder represents and warrants as follows:

(a)           Owner of Flint shares.  As of the date hereof and as of immediately before the Closing, the Shareholder owns beneficially and of record the number of shares of Flint common stock set forth next to his signature to this Agreement.

(b)           No Plan of Disposition.  The undersigned Shareholder has no plan or intention to dispose of any of his shares of Semotus acquired pursuant to this Agreement, or to cause Semotus to redeem any of its stock issued pursuant to this Agreement.

(c)           Investment Intent; Capacity to Protect Interests. The Shareholder is acquiring the shares of Semotus solely for his own account for investment and not with a view to or for sale in connection with any distribution of the shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”).  The Shareholder also represents that the entire legal and beneficial interest of the shares received in the Distribution will be held by the Shareholder, for the Shareholder’s account only, and neither in whole or in part for any other person.  The Shareholder either has a pre-existing business or personal relationship with Flint and Semotus or any of their officers, directors or controlling persons or by reason of Shareholder’s business or financial experience or the business or financial experience of Shareholder’s professional advisors who are unaffiliated with

Agreement and Plan of Corporate Separation and Reorganization

and who are not compensated by Flint or Semotus or any affiliate or selling agent thereof, directly or indirectly, could be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in Semotus and to protect Shareholder's own interests in connection with this transaction.

(d)           Resident.  The Shareholder’s principal residence is within the State of California.

(e)           Information Concerning Flint.  The Shareholder is an officer of Flint and has heretofore received all such information as the Shareholder has deemed necessary and appropriate to enable the Shareholder to evaluate the financial risk inherent in holding shares of Semotus, and the Shareholder has received satisfactory and complete information concerning the business and financial condition of Flint and Semotus in response to all inquiries in respect thereof.

(f)           Economic Risk.  The Shareholder realizes that an investment in the Semotus shares will be a highly speculative investment and involve a high degree of risk, and the Shareholder is able, without impairing financial condition, to hold the Semotus shares for an indefinite period of time and to suffer a complete loss on the Shareholder’s investment.

(g)           Restricted Securities.  The Shareholder understands and acknowledges that:

1.           the issuance of the Semotus shares has not been registered under the Act, and the Semotus shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available (such as Rule 144 or the resale provisions of Rule 701 under the Act) and Semotus is under no obligation to register the shares;

2.           unless otherwise permitted by Flint, in any event, during the period ending on the later of (i) nine months from the date of distribution of the shares to the Shareholder and (ii) nine months from the date of any other sale by Semotus of any of its stock or any similar security which might be deemed to be part of the same issue as the issuance of the shares to the Shareholder, any resale or other transfer of the shares by the Shareholder may be made only to persons resident within the State of California;

3.           the share certificate representing the Semotus shares will be stamped with the legend specified in Section 12 hereof; and

4.           Semotus will make a notation in its records of the aforementioned restrictions on transfer and legends.

(h)           Disposition under the Act.  The Shareholder understands that the Semotus shares are restricted securities within the meaning of Rule 144 promulgated under the Act; that the exemption from registration under Rule 144 will not be available in any event for at least two years from the date of purchase and payment

Agreement and Plan of Corporate Separation and Reorganization

of the shares (unless Rule 701 promulgated under the Act is available), and even then will not be available unless (i) a public trading market then exists for the common stock of Semotus, (ii) adequate information concerning Semotus is then available to the public, and (iii) other terms and conditions of Rule 144 are complied with; and that any sale of the shares may be made only in limited amounts in accordance with such terms and conditions.  The Shareholder further understands that the resale provisions of Rule 701, if available, will not apply until 90 days after Semotus becomes subject to the reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”).  There can be no assurance that the requirements of Rule 144 or Rule 701 will be met, or that the stock will ever be saleable. The Shareholder further agrees that he shall in no event make any disposition of all or any portion of the Semotus shares unless and until there is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; (B) the resale provisions of Rule 701 or Rule 144 are available in the opinion of counsel to Semotus; or (C)(1) the Shareholder shall have notified Semotus of the proposed disposition and shall have furnished Semotus with a detailed statement of the circumstances surrounding the proposed disposition, (2) the Shareholder shall have furnished Semotus with an opinion of the Shareholder’s counsel to the effect that such disposition will not require registration of such Semotus shares under the Act, and (3) such opinion of Shareholder’s counsel shall have been concurred in by counsel for Semotus and Semotus shall have advised the Shareholder of such concurrence.

(i)           Valuation of Common Stock.   The Shareholder understands that the distribution of the Semotus shares is intended to be tax free to the Shareholder under Code section 355; however, the shares are being distributed without a ruling from the Internal Revenue Service (“IRS”) as to the tax treatment of the transaction, and no assurance can be given that the IRS will not assert that the transaction is taxable to the Shareholder and Flint. If so, the IRS could assert that the Shareholder is taxable on the value of the Semotus shares received by Shareholder in the Distribution, as a dividend taxable at ordinary (and not capital gain) rates.  If the Internal Revenue Service were to succeed in a determination that the transaction is taxable, the additional taxes (and interest) due would be payable by the Shareholder, there is no provision for Flint to reimburse him for that tax liability, and the Shareholder assumes all responsibility for such potential tax liability.  In the event such additional value would represent more than 25 percent of the Shareholder’s gross income for the year in which the distribution occurs, the Internal Revenue Service would have six years from the due date for filing the return (or the actual filing date of the return if filed thereafter) within which to assess the Shareholder the additional tax and interest which would then be due.

15.                Representations and Warranties of Semotus and Flint.  Semotus and Flint warrant and represent as follows:

                      (a)           Flint’s principal reasons for participating in the Distribution are bona fide business purposes unrelated to taxes.

(b)           In the Distribution, all of the outstanding shares of stock of Semotus will be distributed to the Shareholder.  On the date of the Distribution,

Agreement and Plan of Corporate Separation and Reorganization

Semotus will have no outstanding equity interests other than the common stock which will be distributed to the Shareholder. At the time of the Distribution, Semotus will have no outstanding warrants, options, or convertible securities or any other type of right outstanding pursuant to which any person could acquire shares of Semotus common stock or any other equity interest in Semotus.
(c)           Semotus intends to continue its historic business or use a significant portion of its historic business assets in a business following the Distribution.

(d)           The liabilities of Semotus have been incurred by Flint or Semotus in the ordinary course of Semotus’ business.

(e)           The fair market value of Semotus’ assets will, on the date of the Distribution, exceed the aggregate liabilities of Semotus plus the amount of liabilities, if any, to which such assets are subject.

(f)           Flint and Semotus are not and will not be on the date of the Distribution an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

(g)           Flint and Semotus are not and will not be on the date of the Distribution under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(h)           Each of Flint, Semotus and the Shareholder will pay separately his, her or its own expenses relating to the Distribution.

(i)           There is no intercorporate indebtedness existing between Semotus and Flint.

(j)           The terms of the Plan of Reorganization and this Agreement and the other agreements relating thereto are the product of arm’s length negotiations.

(k)           With respect to each instance, if any, in which shares of stock of Flint have been purchased by Shareholder, to the best knowledge of Flint, the stock purchase was made by such Shareholder on his or her own behalf, rather than as a representative, or for the benefit, of any other party.

(l)           The Distribution of Semotus shares is not a device for the distribution of Flint’s earnings and profits.

(m)           Both Flint and Semotus will be engaged in an active business immediately after the spin-off, which “trade or business” has been conducted throughout the five-year period ending on the date of the spin-off.

(n)           No part of the Semotus shares distributed by Flint will be received by any Shareholder as a creditor, employee, or in any capacity other than that of a Shareholder of Flint.

Agreement and Plan of Corporate Separation and Reorganization

(o)           After the Distribution, Flint and Semotus will each continue, independently and with its separate employees, the active conduct of all integrated activities of its businesses conducted prior to consummation of the Distribution.
(p)           The Distribution will be carried out for the following business reasons:

(i)           to utilize equity compensation for divisional employees.

(ii)           to facilitate the expansion of the businesses;

                                (iii)           to enhance the success of the businesses by enabling the corporations to resolve management, systemic, or other problems that arise by the taxpayer’s operation of different businesses within a single corporation.

(q)           The above corporate business purposes cannot be achieved through a transaction that does not involve the distribution of stock of Semotus and which is neither impractical nor unduly expensive.

(r)           There is no plan or intention by either Flint or Semotus, directly or through any subsidiary corporation, to purchase any of Semotus’ outstanding stock after the Distribution.

(s)           There is no plan or intention to liquidate either Flint or Semotus, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the Distribution.

(t)           Flint has neither accumulated its receivables nor made an extraordinary payment of its payables in anticipation of the Distribution. No income items, including accounts receivable or any item resulting from a sale, exchange or disposition of property, that would have resulted in income to Flint, and no items of expense will be transferred to Semotus if Flint has earned the right to receive the income or could claim a deduction for the expense under the accrual or similar method of accounting.

(u)           Payments made in all continuing transactions between Flint and Semotus will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm’s length.

(v)           The Distribution is not part of a plan or series of related transactions (within the meaning of Code section 355(e)) pursuant to which one or more persons will acquire directly or indirectly stock possessing 50 percent or more of the total combined voting power of all classes of stock of either Flint or Semotus, or stock possessing 50 percent or more of the total value of all classes of stock of either Flint or Semotus.

(w)           The transfer of assets by Flint to Semotus will be a transfer of “property” in exchange for all the voting common stock of Semotus, qualifying under Code section 351.

Agreement and Plan of Corporate Separation and Reorganization

(x)           Immediately after the Distribution, at least 90 percent of the fair market value of the gross assets of Flint and Semotus will consist of trade or business assets or the stock and securities of corporations that are engaged in the active conduct of trade or business as defined in Code section 355(b)(2).
           (y)           Semotus has no plan or intention to issue additional shares of stock after the Distribution, or take any other action, that would result in the Shareholder losing “Control” of Semotus.  “Control” means direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation.

16.                Representations and Warranties to Survive the Closing Date.  All representations, warranties and covenants herein and any certificate or Agreement delivered in connection herewith shall survive the Closing Date and be binding upon and inure to the benefit of the successors, assigns and legal representatives of the parties.

17.                Closing Date.  The closing hereunder shall be deemed to take place simultaneously with the execution of this Agreement, or at such place and time as the parties may determine by written Agreement (“Closing Date”).

18.                Governing Law.  This Agreement has been executed in the State of California and shall be governed by the laws thereof.

19.                Separate Counsel.  The parties acknowledge that this Agreement has been drafted by counsel to Semotus and Flint has had the opportunity to consult with and be represented by separate counsel and advisors of its own choosing with regard to this Agreement, that Flint has read this Agreement, and that Flint’s counsel and advisors have explained its meaning and legal consequences to it.

20.                Notice.  Any notices which one party may be required or desires to serve upon the other party under the terms of this Agreement shall be served by personal delivery, or by mailing a copy thereof, postage prepaid and addressed as set forth next to the signatures below.

21.                Counterparts and Facsimiles.  This Agreement may be executed simultaneously, in counterparts or on facsimile copies, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

22.                Cooperation.  Each party to this Agreement shall, from time to time, execute and deliver to the other party, upon request, any documents and instruments and shall perform any and all acts deemed necessary or desirable by that other party to carry into or continue in effect the terms, conditions and provisions of this Agreement and the transactions connected herewith, and shall file such returns and take such further action as is necessary to effect this transaction as a tax free type D Reorganization under the Code.

Agreement and Plan of Corporate Separation and Reorganization

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Agreement and Plan of Corporate Separation and Reorganization

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Flint Telecom Group, Inc.,                                                                                                Semotus, Inc.,
a Nevada corporation                                                                                                           a California corporation

__/s/ Vincent Browne______                                                                                                           __/s/ Anthony LaPine
By: Vincent Browne                                                                                                by: Anthony LaPine
Its :CEO                                                                                     Its: CEO

Semotus, Inc.,
a California corporation

_/s/ Pamela LaPine___
By: Pamela LaPine
Its: President

Shareholder

/s/ Anthony LaPine_______
Name: Anthony LaPine

Agreement and Plan of Corporate Separation and Reorganization

SPOUSAL CONSENT

I hereby acknowledge that I have read and understand the foregoing AGREEMENT AND PLAN OF CORPORATE SEPARATION AND REORGANIZATION (“Agreement”) among Semotus, Inc., a California corporation, and Flint Telecom Group, Inc., a Nevada Corporation, and my spouse. I hereby consent to this Agreement and my spouse’s execution and performance thereof, and I hereby agree, to the extent necessary to enforce the terms, provisions, and intent of the Agreement, to be bound by the terms and provisions of such Agreement, and to execute such further documents and take such further actions as may be necessary or desirable to carry out the terms, provisions, and intent of the Agreement.

Dated:  January 29, 2009

/s/ Pamela LaPine________________
Pamela LaPine

EXHIBIT “A”

Schedule of Items In Solutions Division as reflected in the 2nd Quarter 10Q filing attached and subsequently amended with details from the pending 12/31/08 auditor reviewed Flint 10Q Including all trademarks, intellectual property, and other intangible assets in existent at the time of the merger with Flint on 10/01/08

Agreement and Plan of Corporate Separation and Reorganization

EXHIBIT “B”

Flint Shares

3,508,000 shares of Restricted Common Stock of Flint Telecom Group, Inc., a Nevada corporation.

Agreement and Plan of Corporate Separation and Reorganization